Exhibit 10.1.6
AMENDMENT #6
TO THE SHARED SERVICES AGREEMENT
This Amendment No. 6 Amendment to the Shared Services Agreement (this “Amendment”), dated as of the last date of signature below, is made by and between Dell Inc., for itself and its Subsidiaries (excluding Spyglass) (“Dell”), and SecureWorks Corp. (f/k/a SecureWorks Holding Corporation), for itself and its Subsidiaries (“Spyglass”) (each a “Party” and collectively, the “Parties”) to amend and restate Schedule A to the Shared Services Agreement, dated July 20, 2015, that was entered into by and between the Parties (as amended, the “Agreement” or the “SSA”).
Since the effective date of the Agreement, Spyglass and Dell have agreed to two letter amendments of Schedule A to the SSA, which occurred on December 14, 2017 (Re: Early Termination of certain Accounting Services under the Shared Services Agreement (Dell to Spyglass and Spyglass to Dell) effective August 1, 2015) and July 11, 2018 (Re: Early Termination of Global Financial Services under the Shared Services Agreement (Dell to Spyglass and Spyglass to Dell) effective August 1, 2015), respectively.
Capitalized terms used herein, but not defined herein, shall have the meanings given to such terms in the Agreement. The effective date of this Amendment shall be September 1, 2022 (the “Effective Date”).
RECITALS
WHEREAS, pursuant to the Agreement, Dell is providing to Spyglass certain Services set forth on Service Schedules in accordance with the terms and subject to the conditions set forth in the Agreement; and
WHEREAS, the Parties desire to amend Schedule A of the Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Amendment, the Parties, intending to be legally bound, hereby agree as follows:
1.Schedule A. Schedule A of the Agreement shall be amended and restated in its entirety as follows:
Schedule A
Finance
Summary Description of Services

Functional Category	Services
Treasury, including Insurance & Risk Management	Dell will provide to Spyglass treasury support services for the following core activities: •Insurance and risk management functions. •FX Trading on Spyglass’s behalf •Investment of excess cash (Custody)
Accounting
Dell will provide to Spyglass accounting support services for the following core activities:
•The following cash management and liquidity functions:
oDaily Parser File
oMonthly Quantum Interface/Close
oMonthly AFF String Reclass
oMonthly Cash Reconciliation
oMonthly Money Market Fund accounting services
•Stock plan administration – maintenance of all LTI records on the Fidelity platform
•Tracking of SCWX shares authorized for plan use
•Maintenance of capitalization table – shares outstanding – involves communications with AST
•Accounting
ostock-based compensation expense reporting / booking journal entries quarterly cutoff review and tracking of anticipated employee/exec terminations for performance awards, communication with SCWX teams to monitor attainment rates throughout the year– rates are loaded into Fidelity FAS system as part of accounting close – drives SBC expense recognition annual determination of forfeiture rates – which are applied in the Fidelity system odiluted shares reporting
oEPS calculations
odisclosures – preparation and review
Quarterly reporting in 10-Q – equity rollforward, EPS, capitalization
Annual reporting 10-K – equity rollforward, EPS, capitalization, stock-based compensation footnote
Proxy disclosures – preparation of all tables and disclosures related to cash/equity LTI compensation technical accounting reviews for modification of equity awards

STPI Compliance (India)
Dell will provide the following one-time services for Spyglass in India (total cost $2,000):
•Import Export code for new legal entity
•Registration of the legal entity with STPI (must be renewed once in 5 years)
•Registration of the legal entity with Central Excise Department (must be renewed once in 5 years)
•Port registrations

Dell will provide the following recurring maintenance and compliance services for Spyglass in India (total cost will fluctuate based on number of transactions per month – current estimate is $1,000 per month):
•Day to day transaction services
•Filing of monthly, quarterly and annual returns
•Annual maintenance charges – this depends on the turnover/exports in terms of revenue declared

Terms and Conditions Specifically Applicable to Financial Services:

•Dell Service Coordinator:

Indirect Procurement:
Monica Lomba
Phone: +1 (507) 6615-3664
Email: Monica.Lomba@dell.com

•Spyglass Service Coordinator:

Tim Reynolds
Phone: 404-307-1883
Email: treynolds@secureworks.com

•Billing Methodology:

Pricing: $150,000 per year plus STPI Compliance costs as noted above

Pricing for transition services provided in jurisdictions where Spyglass will establish a legal entity after the Effective Date will be mutually agreed by the parties based on the specific scope and duration of services provided.

Scope, pricing and billing for statutory accounting services will be mutually agree by the parties

All external audit services necessary to coordinate, administer, and execute against audit testing processes and audit matters consistent with a public company will be billed directly to Spyglass.

Spyglass will reimburse Dell for vendor costs related to stock option administration for Spyglass plans to the extent not billed directly to Spyglass.

[END OF SCHEDULE A]

2.Except as amended by the terms of this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. In the event of a conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control. This Amendment and the Agreement constitute the sole and entire understanding of the Parties with respect to the matters contemplated hereby and supersede and render null and void all prior negotiations, representations, agreements, and understandings (oral and written) between the Parties with respect to such matters. This Amendment shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment to the Agreement as of the date set forth below.

DELL INC.

BY:    /s/ Christopher A. Garcia

NAME:    Christopher A. Garcia

TITLE: Senior Vice President and Assistant
Secretary
DATE:    9/8/2022

SECUREWORKS CORP.

BY:    /s/ George B. Hanna

NAME:    George B. Hanna

TITLE:    SVP, CLO

DATE:    9/13/2022